UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BUNGE LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO
BUNGE LIMITED
PROXY STATEMENT AND NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
FOR THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2023

This proxy statement supplement dated April 21, 2023 (the “Supplement”) supplements the definitive proxy statement and notice of annual meeting of shareholders dated March 31, 2023 (the “Proxy Statement”) filed by Bunge Limited (the “Company”) relating to the proxies being solicited by the Board of Directors of the Company (the “Board”) in connection with the Company’s 2023 Annual General Meeting of Shareholders (the “AGM”) to be held virtually on May 11, 2023, at 11:00 a.m. Central Daylight Time.

On or about March 31, 2023, the Company commenced mailing the Proxy Statement to its shareholders. The Proxy Statement contains, among other things, proposals to elect directors to the Board. This Supplement describes a recent change in the proposed nominees for election to the Board.

Withdrawal of Nominee for Election to the Board

As described in the Proxy Statement, the Board nominated eleven (11) candidates to stand for election as directors at the AGM. However, on April 19, 2023, David Fransen, one of the director nominees named in the Proxy Statement, informed the Company of his decision to withdraw his candidacy due to changes in his current personal commitments. Mr. Fransen does not currently serve on the Board, and the Board does not intend to nominate a replacement nominee for election at the AGM. Therefore, the nomination of Mr. Fransen is withdrawn, and no other nominee for election at the AGM will be named in place of Mr. Fransen.

All the other candidates nominated by the Board named in the Proxy Statement sent or made available to the Company’s shareholders intend to stand for election or re-election at the AGM, as applicable.

Voting Matters

The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding Mr. Fransen’s withdrawal. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining ten (10) nominees named in the Proxy Statement. Proxies already returned by shareholders will remain valid and will be voted at the AGM unless revoked. Proxies received in respect of the election of Mr. Fransen will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the AGM, including the election or re-election of the other director nominees, as applicable.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Mr. Fransen as a nominee for election as director.

None of the other proposals to be presented at the AGM, as described in the Proxy Statement, are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your common shares. Information regarding the AGM and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at investors.bunge.com/investors/corporate-governance/governance-documents and www.ProxyVote.com. This Supplement is being made available online at the same location on or about April 21, 2023.

Size of the Board

The Company’s bye-laws provide that the Board may from time to time determine the total number of directors constituting the Board to any number not less than seven (7) nor more than fifteen (15) members upon the affirmative vote of not less than sixty-six (66) percent of the current members of the Board. The size of the Board is currently fixed at eleven (11) members. However, since Mr. Fransen will no longer stand for election as a director and the Board does not intend to nominate a replacement nominee for election at the AGM, the Board intends to take the action necessary to reduce the size of the Board to ten (10) members, effective as of the certification of the results of the vote at the AGM.